Exhibit 10.16

RIGHT OF FIRST REFUSAL AGREEMENT

THIS RIGHT OF FIRST REFUSAL AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “ROFR Agreement”), dated as of September 1, 2021 (the “Effective Date”), is entered into by and between MELT PHARMACEUTICALS, INC., a Delaware corporation (“Melt”), and HARROW HEALTH, INC., a Delaware corporation (“Harrow”).

W I T N E S S E T H:

WHEREAS, Melt and Harrow have entered into that certain Loan and Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, as a condition to the extension of credit by Harrow to Melt under the Loan Agreement, Melt has agreed to grant to Harrow a right of first refusal to match any offer received by Melt associated with the commercial rights to Melt’s drug candidates; and

WHEREAS, Melt wishes to enter into this ROFR Agreement to grant such rights to Harrow and Harrow wishes to enter into this ROFR Agreement to accept such rights, all on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Information about Drug Candidates. During the ROFR Period (as defined below), Melt shall provide to Harrow, on a confidential basis, information about drug candidates of Melt as may reasonably be requested by Harrow. At Harrow’s option, Melt shall provide, on a confidential basis, an update on its development activities and plans to Harrow on at least a semi-annual basis. Lender agrees to maintain in accordance with its customary procedures for maintaining confidential information the confidentiality of the information provided by Melt pursuant to this Section 1.

Section 2. Right of First Refusal. During the period beginning on the Effective Date and ending on the five (5) year anniversary of the Effective Date (the “ROFR Period”), Melt shall not, directly or indirectly through an affiliate, enter into any agreement or consummate any transaction relating to the commercialization of any drug candidate of Melt with anyone other than Harrow, including, without limitation, any activities undertaken in support of, or for, the promotion, marketing, sale and/or distribution of any one or more drug candidates (a “Third-Party Transaction”) except in compliance with the terms and conditions of this ROFR Agreement.

(a) If, at any time during the ROFR Period, Melt receives a bona fide written offer for a Third-Party Transaction that Melt desires to accept (each, a “Third-Party Offer”), Melt shall promptly (and no later than three (3) business days following receipt of the Third-Party Offer) notify Harrow in writing (the “Offer Notice”) of the identity of all proposed parties to such Third-Party Transaction and the material financial and other terms and conditions of such Third-Party Offer (the “Material Terms”). Melt shall also provide Harrow with such additional information about the drug candidate that is the subject of such Third-Party Offer as Harrow shall reasonably request. Each Offer Notice constitutes an offer made by Melt to enter into an agreement with Harrow on the same Material Terms of such Third-Party Offer (the “ROFR Offer”).

(b) At any time prior to the expiration of the ninety (90) day period following Harrow’s receipt of the Offer Notice (the “Exercise Period”), Harrow may accept the ROFR Offer by delivery to Melt of a written notice of acceptance executed by Harrow; provided, however, that Harrow is not required to accept any non-financial terms or conditions contained in any Material Terms that cannot be fulfilled by Harrow as readily as by any other Person (e.g., an agreement conditioned upon the services of a particular individual or the supply of a product exclusively under the control of such third-party offeror).

(c) If, by the expiration of the Exercise Period, Harrow has not accepted the ROFR Offer, and provided that Melt has complied with all of the provisions of this ROFR Agreement, at any time ninety (90) day period following the expiration of the Exercise Period, Melt may consummate the Third-Party Transaction with the counterparty identified in the applicable Offer Notice on Material Terms that are the same or more favorable to Melt as the Material Terms set forth in the Offer Notice. If such Third-Party Transaction is not consummated within such ninety (90) day period, the terms and conditions of this ROFR Agreement will again apply and Melt shall not enter into any Third-Party Transaction during the ROFR Period without affording Harrow the right of first refusal on the terms and conditions of this ROFR Agreement.

(d) For the avoidance of doubt, the terms and conditions of this ROFR Agreement apply to each Third-Party Offer received by Melt during the ROFR Period.

Section 3. Acknowledgement re: Loan. The parties hereto acknowledge and agree that this ROFR Agreement and the terms hereof will not be affected by any payment or prepayment of the loan represented by the Loan Agreement, or any modification or termination of the Loan Agreement, and shall remain in full force and effect for the ROFR Period as set forth herein.

Section 4. Counterparts. This ROFR Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 5. Governing Law. This ROFR Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

Section 6. Assignment. Melt shall not assign any of its rights nor delegate any of its duties under this ROFR Agreement without the prior written consent of Harrow.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this ROFR Agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

MELT PHARMACEUTICALS, INC.

By:	/s/ Larry Dillaha
Name:	Larry Dillaha
Title:	Chief Executive Officer

HARROW HEALTH, INC.

By:	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Executive Officer

Signature Page to Right of First Refusal